                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           UMB Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    Notice of Annual Meeting of Shareholders
                              and Proxy Statement

                                 April 22, 1999
                                   10:00 a.m.

                               UMB Bank Building
                              1010 Grand Boulevard
                          Kansas City, Missouri 64106

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1999

   The Annual Meeting of Shareholders of UMB Financial Corporation (the "Company") will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, on April 22, 1999, at 10:00 a.m. to consider and vote on the following matters:


  1) the election of nine Class II directors to hold office until the Annual Meeting in 2002;

  2) the election of two Class III directors to hold office until the Annual Meeting in 2000; and

  3) to transact such other matters as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 4, 1999 will be entitled to notice of or to vote at this meeting or any adjournments thereof.

   It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card or by voting your shares through the Internet.

                                          By Order of the Board of Directors,

                                               David D. Miller
                                                  Secretary

The date of this notice is March 12, 1999.

                           UMB FINANCIAL CORPORATION
                             1010 Grand Boulevard
                          Kansas City, Missouri 64106

                                PROXY STATEMENT

                              GENERAL INFORMATION

Purpose

   This Proxy Statement and the accompanying proxy card are being mailed to shareholders of UMB Financial Corporation (the "Company") beginning March 12, 1999. The Company's Board of Directors (the "Board") is soliciting proxies to be used at the 1999 Annual Meeting of its shareholders which will be held at 10:00 a.m. on April 22, 1999, at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri.

   Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of shareholders or any adjournment of that meeting.

Matters to be Considered by Shareholders

   Shareholders at the Annual Meeting will consider and vote upon: 1) the election of nine Class II directors who will hold office until the Annual Meeting in 2002; 2) the election of two Class III directors who will hold office until the Annual Meeting in 2000; and 3) such other matters as may properly come before the meeting or any adjournments thereof.

Who Can Vote

   Holders of common stock at the close of business on March 4, 1999, are entitled to notice of and to vote at the Annual Meeting. On January 26, 1999, there were 20,489,219 shares outstanding. Each share is entitled to one vote on each matter properly brought before the meeting. Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy.

Voting

   Your vote is important. Since many shareholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company's transfer agent by use of the internet. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised (i) by written notice to the Corporate Secretary, (ii) by electronic notice to the Company's transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

   All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted in favor of the election of all listed nominees listed on the proxy card.

   If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

Solicitation of Proxies

   The cost of the solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone by regular employees of the Company. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Required Votes--Election of Director Nominees

   Voting is cumulative in the election of directors. The Board of Directors of the Company is divided into three classes which are as nearly equal in number as possible. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term. In addition, if an individual has been appointed to fill a vacancy in one of the other two classes since the last Annual Meeting their names will also be submitted for a shareholder vote.

   In voting for the election of directors in any class, cumulative voting is permitted and record holders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in a class or the votes may be distributed among the candidates in that class, as the shareholder directs. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.

   To be elected each nominee must be approved by a majority of the shares that are entitled to vote for the election of directors and are represented at the Annual Meeting by shareholders who are present in person or represented by proxy.

   While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

Required Votes--Other Matters

   Any other matter properly presented for a shareholder vote will be determined by a vote of the majority of the outstanding shares of common stock.

                            PRINCIPAL SHAREHOLDERS

   The following persons owned of record or beneficially more than five percent of the outstanding voting securities of the Company at the close of business on January 26, 1999:

                                Number of Shares
                               Held of Record as a          Number of
                                Fiduciary but not          Shares Owned
        Name and Address       Owned Beneficially  Percent Beneficially Percent
        ----------------       ------------------- ------- ------------ -------
   UMB Bank, n.a..............      3,195,461(1)    15.59    794,640(2)   3.88
    1010 Grand Boulevard
    Kansas City, Missouri

   R. Crosby Kemper...........              0           0  3,870,206(3)  18.89
    1010 Grand Boulevard
    Kansas City, Missouri

   ESOP of UMB Financial
    Corporation, Inc..........              0           0  1,853,624(4)   9.05
    1010 Grand Boulevard
    Kansas City, Missouri

--------
(1) Held by UMB Bank, n.a. ("UMB, n.a."), an affiliate bank of the Company, in agency and custody accounts and may be voted or disposed of only upon instructions from the beneficial owners or are held in trusts and estates and may be voted or disposed of only upon the instructions of persons having voting control under the terms of the governing instrument or other agreement. Shares held by UMB, n.a. which are shown in footnote 3 below are not included in this number. UMB, n.a. disclaims beneficial ownership of all these shares.
(2) Includes 677,656 shares that are voted or disposed of only as directed by co-fiduciaries. Also includes 116,984 shares held in trusts and estates for which UMB, n.a. is the sole fiduciary; however, UMB, n.a. has elected not to vote such shares. Shares reported are not included with shares held by UMB, n.a. as trustee of the Company's ESOP (see footnote 4 below). UMB, n.a. disclaims beneficial ownership of all of these shares.
(3) Includes 19,507 shares held by Mary S. Kemper (wife of R. Crosby Kemper), presently exercisable options to acquire 5,873 shares granted under the Company's 1992 Incentive Stock Option Plan and 3,356 shares held under the Company's ESOP Plan for which he has voting rights. Includes 160,438 shares held by Kemper Realty Company, 180,157 shares held by Pioneer Service Corporation, 79,784 shares held by Stagecoach, Inc., and 745,250 shares held by Stagecoach Investments, L.P. entities through which voting and investment decisions may be controlled, directly or indirectly by R. Crosby Kemper. Also includes 831,678 shares held by UMB, n.a. as either sole trustee or co-trustee. In each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 315,952 shares are held in trusts established under the will of Rufus Crosby Kemper, and 33,837 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB, n.a., as trustee, but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. Also 150,223 shares are held in a trust established under the will of Enid J. Kemper and may be voted or disposed of by UMB, n.a., as trustee, but only upon the direction of R. Crosby Kemper; 302,193 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation and may be voted or disposed of by UMB, n.a. but only upon the direction of R. Crosby Kemper, R. Crosby Kemper III and Sheila Kemper Dietrich, or any two of them; 6,129 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by UMB, n.a. but only upon the direction of R. Crosby Kemper, John Mariner Kemper and R. Crosby Kemper III, or any two of them; and 23,344 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., as trustee, but only upon the direction of R. Crosby Kemper.

(4) Held by UMB, n.a. as trustee for the benefit of eligible employees of the Company and all its subsidiaries under the Company's ESOP. Participants have the right to direct the voting of shares attributable to their accounts. All shares not so directed are voted in accordance with the instructions of the Administrative Committee of the ESOP. Shares are disposed of in the discretion of the Administrative Committee. If the Administrative Committee fails to give instructions with respect to voting or fails to give directions with respect to a required dispositive decision, UMB, n.a., as trustee, is to exercise the voting rights and make the dispositive decision. UMB Bank, n.a. disclaims beneficial ownership of all of these shares.

                     STOCK OWNED BY DIRECTORS AND NOMINEES
                           AND BY EXECUTIVE OFFICERS

   The following table sets forth the number of shares of UMB Financial Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission), as of January 26, 1999, by each director, each nominee, and by the Executive Officers named in the Summary Compensation Table on page 11. It also includes the shares beneficially owned by all directors and executive officers as a group.

                                                           Beneficial    Percent
      Names                                               Holdings (1)   of Class
      -----                                               ------------   --------
      Paul D. Bartlett...................................     98,707          *
      Thomas E. Beal.....................................     21,494          *
      H. Alan Bell.......................................    127,749          *
      David R. Bradley Jr................................      9,119          *
      Newton A. Campbell.................................      2,199          *
      Howard R. Fricke...................................        525          *
      William T. Fuldner.................................      1,180          *
      Peter J. Genovese..................................     50,147          *
      Jack T. Gentry.....................................        --           *
      Richard Harvey.....................................         20          *
      C. N. Hoffman, III.................................     40,615          *
      Alexander C. Kemper................................    558,672       2.73%
      R. Crosby Kemper...................................  3,870,206      18.89%
      R. Crosby Kemper, III..............................    350,076       1.71%
      Daniel N. League, Jr...............................        141          *
      Thomas J. McDaniel.................................      1,000          *
      William J. McKenna.................................      5,012          *
      James D. Matteoni..................................        555          *
      John H. Mize, Jr...................................         38          *
      Mary Lynn Oliver...................................    151,593          *
      W. L. (Barry) Orscheln.............................     10,797          *
      Robert W. Plaster..................................     60,637          *
      Alan W. Rolley.....................................    177,472          *
      Thomas D. Sanders..................................     25,347          *
      L. Joshua Sosland..................................      1,263          *
      Herman R. Sutherland...............................     72,140          *
      E. Jack Webster, Jr................................     64,278          *
      Dr. Jon Wefald.....................................      2,941          *
      J. Lyle Wells, Jr..................................     23,946          *
      John E. Williams...................................      2,438          *
      All Directors and Executive Officers as a Group....  4,986,697(2)   24.34%

(1) Unless otherwise indicated, includes shares of common stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes shares which are subject to outstanding options exercisable by officers of the Company within 60 days as follows: Mr. Genovese--13,582 shares, Mr. C.N. Hoffman, III--258 shares; Mr. Alexander C. Kemper--7,402 shares, Mr. R. Crosby Kemper--5,873 shares, Mr. R. Crosby Kemper, III--2,685 shares; Mr. James
    D. Matteoni--309 shares and Mr. J. Lyle Wells--2,673 shares. Executive Officers as a group (including those individuals listed above) hold such options to acquire a total of 54,549 shares.
(2) Shares held in Kemper family foundations and trusts for members of the family over which more than one member of the family share voting and/or investment power have been included only one time in this total. See footnote 3 in the above Section entitled "Principal Shareholders" for a description of the voting rights and investment authority of family members.
*Less than 1% of outstanding shares.

                             ELECTION OF DIRECTORS

General information about the nominees and the current directors.

   The Company nominates individuals for membership on its Board of Directors from various communities served by its banking subsidiaries. Since the last annual meeting Dr. Jon Wefald rejoined the board. Dr. Wefald was first elected to the board on April 20, 1995. He served until he resigned on August 22, 1997 when he found himself in a conflict of interest. Following resolution of that conflict, Dr. Wefald was reelected to the board on July 16, 1998. Mr. L. Joshua Sosland of Kansas City, Missouri was also elected on July 16, 1998.

   At the Annual Meeting shareholders will be asked to vote for nine Class II directors who will serve until the annual meeting in 2002, or until their respective successors are duly elected and qualified. Since Dr. Wefald and Mr. Sosland were elected to the board since the last annual meeting, shareholders will also be asked to vote for them as Class III directors who will serve until the annual meeting in 2000, or until their respective successors are duly elected and qualified.

   Each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within a class or may distribute them between two or more nominees within a class as he or she sees fit.

   Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the board may name.

   The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

                             NOMINEES FOR ELECTION

Class II--Terms expiring in 2002

                                                                            Director
Name                     Age Position with the Company                       Since
----                     --- -------------------------                      --------
Thomas E. Beal..........  68 Director                                         1983
Richard Harvey..........  60 Director                                          --
R. Crosby Kemper........  72 Chairman, Chief Executive Officer and Director   1969
Thomas J. McDaniel......  60 Director                                          --
William J. McKenna......  72 Director                                         1984
William L. Orscheln.....  48 Director                                         1989
Robert W. Plaster.......  68 Director                                         1995
E. Jack Webster, Jr.....  78 Director                                         1985
John E. Williams........  72 Director                                         1987

Class III--Terms expiring in 2000

                                                                            Director
Name                     Age Position with the Company                       Since
----                     --- -------------------------                      --------
L. Joshua Sosland.......  38 Director                                         1998
Dr. Jon Wefald..........  61 Director                                         1998

                     DIRECTORS WHO WILL CONTINUE IN OFFICE

Class III--Terms expiring in 2000

                                                                            Director
Name                     Age Position with the Company                       Since
----                     --- -------------------------                      --------
H. Alan Bell............  60 Director                                         1993
Jack T. Gentry..........  75 Director                                         1996
R. Crosby Kemper III....  48 Vice Chairman and Director                       1994
Daniel N. League, Jr....  63 Director                                         1991
John H. Mize, Jr........  58 Director                                         1986
Alan W. Rolley..........  66 Director                                         1993
Thomas D. Sanders.......  54 Director                                         1991
Herman R. Sutherland....  86 Director                                         1971

Class I--Terms expiring in 2001

                                                                            Director
Name                     Age Position with the Company                       Since
----                     --- -------------------------                      --------
Paul D. Bartlett, Jr....  79 Director                                         1977
David R. Bradley, Jr....  49 Director                                         1983
Newton A. Campbell......  70 Director                                         1986
Howard R. Fricke........  63 Director                                         1997
William Terry Fuldner...  71 Director                                         1985
Peter J. Genovese.......  52 Vice Chairman and Director                       1979
C. N. Hoffman III.......  49 Director                                         1997
Alexander C. Kemper.....  33 President and Director                           1992
Mary Lynn Oliver........  59 Director                                         1993

                 INFORMATION ABOUT THE DIRECTORS AND NOMINEES

   Mr. Bartlett has served as Chairman of the Board of Bartlett and Company, Kansas City, Missouri, since 1987. Bartlett and Company is an agri-business company. He also served as Chairman of Bartlett Futures, Inc.

   Mr. Beal has served as President of Beal Properties, Inc., Kansas City, Missouri, since 1967. Beal Properties, Inc. is a real estate management company. Mr. Beal also served as President of Beal Broadcasting Co. from 1991 to 1996.

   Mr. Bell served as Chairman of UMB Citizens Bank and Trust Co., Manhattan, Kansas from January, 1994 to July, 1994. Prior to that he served as Chairman and President of Citizens Bank and Trust Co. in Manhattan, Kansas, from 1976 to 1994.

   Mr. Bradley has served as President and Editor of the News-Press and Gazette Company, St. Joseph, Missouri, since 1979. He has also served as Publisher since 1994.

   Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Burns & McDonnell Engineering Company, Kansas City, Missouri, from 1986 until 1994. Mr. Campbell is a director of Oglethorp Power Corporation.

   Mr. Fricke has served as Chairman, President and Chief Executive Officer of the Security Benefit Group of Companies, Topeka, Kansas, since 1988. The Security Benefit Group is a financial service provider. Mr. Fricke also serves as a director of ONEOK, Inc. and Payless ShoeSource, Inc.

   Mr. Fuldner has served as Chairman of the Board and Chief Executive Officer of EFCO Corporation, Monett, Missouri, since 1952. EFCO Corporation is a manufacturing company.

   Mr. Genovese has served as Vice Chairman of the Board of the Company since 1982. He has also served as Chairman and CEO of UMB Bank of St. Louis, n.a. since 1979.

   Mr. Gentry has served as President of Positronic Industries, Inc., Springfield, Missouri, since 1966. The company manufactures electrical connectors used in a variety of applications.

   Mr. Harvey has served as Chairman of the William H. Harvey Company, Omaha, Nebraska, since 1998. Prior to that he served as President of that company from 1986 to 1998. The William H. Harvey Company is a manufacturer of plumbing specialties.

   Mr. Hoffman III has served as President of the Salina Banking Center of UMB National Bank of America, Salina, Kansas since 1993. He has been with that bank since 1979.

   Mr. Alexander C. Kemper, a son of R. Crosby Kemper, has served as President of the Company since January, 1995. He has also served as President of UMB Bank, n.a. since January, 1994, as President and CEO since January, 1996, and as Chairman, President and CEO since January, 1997.

   Mr. R. Crosby Kemper has served as Chairman of the Board and Chief Executive Officer of the Company since 1972. He also served as Chairman of the Board, President and CEO of UMB Bank, n.a. from 1971 through January 1994, as Chairman and CEO through January, 1996 and as Chairman through January, 1997.

   Mr. R. Crosby Kemper III, a son of R. Crosby Kemper, has served as Vice-Chairman of the Board of the Company since January, 1995 and as President of UMB Bank of St. Louis, n.a. since November, 1993.

   Mr. League has served as Chairman of the Board, President and Chief Executive Officer of Pioneer Astro Industries, Inc., Colorado Springs, Colorado, since 1974. Pioneer Astro Industries, Inc. is a manufacturing company. He has also served as President of Pioneer Manufacturing Co. since 1981 and as Chairman of Double L Manufacturing Co. since 1983.

   Mr. McDaniel is Vice Chairman of the Board of Directors of Kerr-McGee Corporation in Oklahoma City, Oklahoma. Kerr-McGee is engaged in oil and gas production and is a producer of specialty chemicals. Mr. McDaniel joined Kerr-McGee as Associate General Counsel in 1984. He was elected Senior Vice President in 1986 and as Corporate Secretary in 1989. In 1993 he was elected as a member of the Executive Management Committee.

   Mr. McKenna has served as Chairman of the Kellwood Company, Chesterfield, Missouri since 1991. The Kellwood Company is a manufacturer of wearing apparel. He served as Chairman and CEO from 1984 to 1997. Mr. McKenna is a director of Genovese Drug Stores, Inc. and Kellwood Company.

   Mr. Mize has served as President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

   Mrs. Oliver serves as President of Oliver Aviation, Inc., Wichita, Kansas. She also served as Chairman of Russell State Bank, Russell, Kansas, and of Security State Bank, Great Bend, Kansas, from 1984 to 1994.

   Mr. Orscheln has served as President and Treasurer of the Orscheln Group of Companies, Moberly, Missouri, since 1990. Those companies are engaged primarily in manufacturing, retail and real estate development. He is also a director of Dura Automotive Systems, Inc.

   Mr. Plaster has served as Chairman of Evergreen Investments, LLC, Lebanon, Missouri, since 1996. Prior to that he served as Chairman of the Board of Empire Energy Corporation from 1994 to 1996, and as Chairman of the Board of Empire Gas Corporation from 1963 until 1994.

   Mr. Rolley served as Chairman of UMB Highland Park Bank and Trust in Topeka, Kansas from 1993 until 1994. Prior to that he served as Chairman of Highland Park Bank and Trust and North Plaza State Bank, both in Topeka, Kansas, from 1965 and 1972, respectively, until 1993. He has served as Chairman of the Kansas State Bank of Holton, Kansas, since 1976. He is also a director of Community Bankcorporation of New Mexico.

   Mr. Sanders has served as Chief Executive Officer of MMC Corp., Leawood, Kansas, since 1991. MMC Corp. is a mechanical contractor. He has also served as Vice Chairman of the Board of Midwest Mechanical Contractors, Inc. since 1990 and as CEO of MW Builders, Inc. since 1993.

   Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and grain industries. Mr. Sosland has also served as Executive Editor of "Milling & Baking News" since 1997.

   Mr. Sutherland has served as a Partner of Sutherland Lumber Company, Kansas City, Missouri, since 1941.

   Mr. Webster has served as Chairman of the Board and Chief Executive Officer of Petrol Properties Inc., Springfield, Missouri, since 1957. Petrol Properties is a real estate and marketing company. He has served as Chief Executive Officer of Reliant Industries, Inc., a real estate and environmental services company since 1990. He is a director of Adams Resources and Energy, Inc. and Mid-American Century Life Insurance Co.

   Dr. Wefald has served as President of Kansas State University, Manhattan, Kansas, since 1986. He was elected to the Company's Board of Directors in 1995, and resigned that position in August, 1997 when he found himself in a conflict of interest. Following resolution of that conflict, the members of the Board reelected him on July 16, 1998.

   Mr. Williams has served as Chairman of the Board of H. E. Williams, Inc., a Carthage, Missouri, manufacturing company, since 1996. He previously served as Chairman and Chief Executive Officer of that company since 1989 and as President since 1973.

                             CORPORATE GOVERNANCE

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   The Board of Directors has appointed an Audit Committee from among its members. It has also created an Officers Salary and Stock Option Committee. Membership on this committee is open to members of the Company's Board of Directors as well as Board members from the Company's subsidiaries. The Board of Directors has also created an Executive Committee. Membership on this committee is open to Directors, Advisory Directors, and Executive Officers of the Company. The Board has not appointed a Nominating Committee.

   The Audit Committee, among other functions, reviews the nature and scope of the audit, reviews the accounting practices and control systems of the Company and reviews the qualifications and performance of the auditing firm. Present members of the committee are Thomas E. Beal, Newton A. Campbell, Daniel N. League, Jr., and John E. Williams.

   The Officers Salary and Stock Option Committee is responsible for setting and administering overall compensation policy and setting compensation levels for senior officers. Members of the committee are Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders, L. Joshua Sosland, and Herman R. Sutherland from the Company's Board of Directors. Mr. John W. Uhlmann is also a member of the Committee and a member of the Board of UMB Bank, n.a., the Company's largest subsidiary.

   The Executive Committee has authority to take action in lieu of the Board of Directors between its regularly scheduled meetings. It reports such actions to the Board at its next scheduled meeting for ratification. Present members of the committee are R. Crosby Kemper, Chairman, Peter J. Genovese, Royce M. Hammons, Alexander C. Kemper, R. Crosby Kemper III, John Mariner Kemper, Richard A. Renfro, James A. Sangster, William C. Tempel, Ned C. Voth, and J. Lyle Wells Jr. Mr. Hammons is Chairman, President and CEO of UMB Oklahoma Bank; Mr. John Mariner Kemper is President of UMB Bank Colorado; Mr. Renfro is President and CEO of UMB National Bank of America; Mr. Sangster is a Divisional Executive Vice President of UMB Bank, n.a.; Mr. Tempel is a Divisional Executive Vice President of UMB Bank, n.a., and Mr. Voth is Chairman and CEO of UMB Bank Colorado.

   In addition to the four meetings of the Board of Directors, the Executive Committee held meetings or took action in lieu of meetings six times during 1998. The Audit Committee met five times, and the Officers Salary and Stock Option Committee met once and took one action by unanimous consent in 1998. All directors attended at least 75 percent of the meetings of the Board and committees upon which they served except Howard R. Fricke, William J. McKenna, and Herman R. Sutherland.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with; except that Mr. L. Joshua Sosland failed to file a timely report on Form 3 and that Messrs. Peter J. Genovese, William L. Orscheln, and E. Jack Webster each failed to file a timely report with respect to a single transaction.

                             CERTAIN TRANSACTIONS

   The directors, officers, nominee directors and companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 1998. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms.

   Messrs. R. Crosby Kemper, Alexander C. Kemper, R. Crosby Kemper III, John Mariner Kemper, and J. Lyle Wells, who are executive officers and/or directors of the Company or its affiliates, and certain other members of Mr. R. Crosby Kemper's immediate family own approximately 75% of the stock of Pioneer Service Corporation. During 1998, Pioneer Service Corporation leased real estate to the Company and its subsidiaries under a two-year lease expiring December 31, 2000, on terms no less favorable to the Company than that which could be obtained from non-affiliated parties. In December 1998, $189,125 was paid as rent for the 1999 annual rental period under the lease.

                             DIRECTOR COMPENSATION

   Directors of the Company who are not employed by the Company or its subsidiaries are paid fees of $600 for each Board meeting they attend. Attendance fees of $500 are paid to members of the Audit Committee. Officers Salary and Stock Option Committee members receive an attendance fee of $300.

             SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Officers Salary and Stock Option Committee members are identified in the Section entitled Committees and Meetings of the Board of Directors.

   Members of the Committee and Companies with which they are associated were customers of and had banking transactions with the company's affiliate banks in the ordinary course of each respective bank's business during 1998. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms. No officers or former officers served as members of the Salary and Stock Option Committee.

                            EXECUTIVE COMPENSATION

I. Summary Compensation Table

                                                             Long Term
                                                           Compensation
                              Annual Compensation            (Awards)
                      -----------------------------------  ------------
                                                            Securities
   Name and Principal                        Other Annual   Underlying    All Other
        Position      Year(1)  Salary  Bonus Compensation  Options(#)(2) Compensation
   ------------------ ------- -------- ----- ------------  ------------- ------------
R. Crosby
 Kemper                1998   $675,625  --         --          2,225       $24,290(4)
 Chairman and
  CEO                  1997    696,317  --         --          1,986        23,862
                       1996    647,145  --         --          2,854        25,582

Alexander C.
 Kemper                1998   $370,617  --         --          2,225       $ 7,970(5)
 President and         1997    346,164  --         --          1,986         7,542
 Chairman and
  CEO                  1996    268,493  --         --          2,854         9,262
 of UMB Bank,
  n.a.

Peter J.
 Genovese              1998   $263,507  --     $55,758(3)      1,800       $ 7,970(6)
 Vice Chairman
  and                  1997    268,302  --         --          1,680         7,542
 Chairman and
  CEO of               1996    252,767  --         --          1,654         9,262
 UMB Bank of
  St. Louis

James D.
 Matteoni              1998   $237,521  --         --            750       $ 7,970(7)
 Chief
  Information
  Officer              1997    230,237  --         --            788         7,220
 UMB Bank,
  n.a.                 1996        --   --         --            --            --

J. Lyle Wells          1998   $207,143  --         --          1,000       $12,336(8)
 Vice Chairman         1997    209,080  --         --          1,050        11,908
                       1996    195,540  --         --          1,103        13,628

--------
(1) There were twenty seven pay periods in 1997 rather than the usual twenty six.
(2) All figures adjusted for a 5% stock dividend paid January 2, 1997 and a 5% stock dividend paid January 2, 1998.
(3) Includes reimbursement for membership costs, automobile expenses and payment of related taxes.
(4) Includes a split dollar insurance premium of $16,320 which includes $9,373 attributable to term life insurance coverage, a Profit Sharing contribution of $4,770 and a matching contribution of $3,200 to the 401(k) Savings Plan.
(5) Profit Sharing contribution of $4,770 and a matching contribution of $3,200 to the 401(k) Savings Plan.
(6) Profit Sharing contribution of $4,770 and a matching contribution of $3,200 to the 401(k) Savings Plan.
(7) Profit Sharing contribution of $4,770 and a matching contribution of $3,200 to the 401(k) Savings Plan.
(8) Includes a split dollar insurance premium of $4,366 which includes $2,832 attributable to term life insurance coverage, a Profit Sharing contribution of $4,770 and a matching contribution of $3,200 to the 401(k) Savings Plan.

II. Option Grants in 1998

                                                                              Potential Realizable Value
                                                                                          at
                                                                              Annual Rates of Stock Price
                                                                                Appreciation for Option
                                              Individual Grants                          Term
                                 -------------------------------------------- ---------------------------
                                 Number of  % of Total
                                 Securities  Options
                                 Underlying Granted to  Exercise
                                  Options   Employees     Price    Expiration
             Name                 Granted    in 1998   (Per Share)    Date         5%           10%
             ----                ---------- ---------- ----------- ---------- ------------ --------------
R. Crosby Kemper (1)               2,225       5.4%      $49.43    Oct. 2003  $     17,645 $       51,064
 Chairman and CEO

Alexander C. Kemper                2,225       5.4%       44.94    Oct. 2008        62,876        159,365
 President and
 Chairman and CEO
 of UMB Bank, n.a.

Peter J. Genovese                  1,800       4.4%       44.94    Oct. 2008        50,868        129,016
 Vice Chairman and
 Chairman and CEO of UMB
 Bank of St. Louis

James D. Matteoni                    750       1.8%       44.94    Oct. 2008        21,195         53,715
 Chief Information Officer UMB
 Bank, n.a.

J. Lyle Wells                      1,000       2.4%       44.94    Oct. 2008        28,260         71,620
 Vice Chairman

All shareholders as a group (2)                                               $579,025,329 $1,467,437,865

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Increase in value of shares presently held by all shareholders assuming 5% and 10% compound rates of return over the ten year life of options granted in 1998. Using an exercise price of $44.94 per share, a 5% compound rate of return (excluding cash dividends) would result in a per share price of $73.20 after ten years. Assuming a 10% compound rate of return (excluding cash dividends) the per share price would be $116.56 after ten years.

   Except as noted in the footnote (1) above, all options are granted for a term of ten years. The Stock Option Plan provides for delayed vesting according to the following schedule for all options granted prior to 1998: two years from grant of option--40%; three years--60%; four years--80%; and four years and eleven months--100%. The Option Plan was amended in 1998 so that options granted in that and all future years will be 100% vested after four years and eleven months. The Company has the right to recover benefits derived by the exercise of a option by an employee within two years of his or her employment by a competitor. Both of these features are intended to encourage long term commitments by key officers.

III. Aggregated Option Exercises in 1998, and Option Values at December 31,
1998.

                                      Number of Securities
                                     Underlying Unexercised     Value of Unexercised
                 Shares                    Options at          In-the-Money Options at
               Acquired on          December 31, 1998 (#) (2)     December 31, 1998
                Exercise    Value   ------------------------- -------------------------
    Name           (#)     Realized Exercisable Unexercisable Exercisable Unexercisable
    ----       ----------- -------- ----------- ------------- ----------- -------------
R. Crosby
 Kemper (1)       3,570    $58,691     5,873        7,798      $ 71,493      $32,636
 Chairman and
  CEO
Alexander C.
 Kemper             308      8,499     7,402        7,275       137,508       53,482
 President
  and
 Chairman and
  CEO
 UMB Bank,
  n.a.
Peter J.
 Genovese         3,082     80,456    13,582        5,443       288,521       24,423
 Vice
  Chairman
  and
 Chairman and
  CEO of
 UMB Bank of
  St. Louis
James D.
 Matteoni           --         --        309        2,001         3,356        5,726
 Chief
  Information
  Officer
 UMB Bank,
  n.a.
J. Lyle Wells       770     21,248     2,673        3,440        40,721       17,705
 Vice
  Chairman

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Number of underlying securities adjusted to reflect a 5% stock dividend paid in 1989; 10% stock dividends paid in 1992, 1994 and 1996, and 5% stock dividends paid in 1997 and 1998.

          REPORT OF THE OFFICERS SALARY AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

   The Officers Salary and Stock Option Committee of the Board of Directors (the "Committee") is composed of five Directors of the Company and one Director of UMB Bank, n.a. none of whom are employees. Subject only to oversight by the full Board, the Committee has final responsibility for setting and administering overall compensation policy and levels of compensation for senior officers including the Chief Executive Officer. Members of the Committee are individuals with significant holdings of Company stock who can more particularly bring a shareholder's perspective to the Committee's deliberations.

   Throughout its existence the Company has maintained a simple, straightforward compensation program. The components of total compensation for nearly every officer of the Company are base salary and benefits which are otherwise provided to all employees regardless of position. However, the Committee has the discretion to award bonuses, stock options and other benefits including company owned automobiles and split dollar insurance. The timing and amounts of such awards are determined on a subjective basis. Subject to limitations on his stock options as discussed below, Mr. R. Crosby Kemper's compensation is determined in the same way as all other officers for which the Committee has discretion.

   The Company's policy is to pay base salaries which are competitive with other financial service providers in communities served by the Company. The financial service providers used for this comparison are not the same as those included in the Performance Graph that follows. That index includes all the companies included in the NASDAQ Bank Index while the companies included in the compensation surveys are more limited. Salary comparisons are made (i) to those paid by competitors in the immediate trade area of each banking affiliate except UMB Bank, n.a., (ii) a group of eleven banks of comparable size and a cluster of twenty north central banks with assets in excess of $8 billion for UMB Bank, n.a., and (iii) a cluster of thirteen nationwide financial institutions with assets ranging from $8 to $10 billion for UMB Financial Corporation. Salary levels set by the Committee for 1998 generally correspond to salaries paid by local competition and the salary ranges included in the salary surveys referred to above. While primary emphasis is placed on matching competitive salary levels, consideration is also given to the package of benefits available to all employees compared to those offered by competitors. Salary levels are considered annually and are based on current salary and individual performance during the previous calendar year. There is no direct link between corporate performance and the amount of salary, bonus or any other component of Executive Compensation.

   The Company has a policy of providing some incentive to its officers tied to the market performance of the Company's stock. Since 1981 the Company has maintained an Incentive Stock Option Program in which a limited number of stock options are granted annually to officers of the Company whose contributions to the Company merit such recognition. Those options allow the officer to purchase the option shares for ten years at a price equal to market value at the time the option is granted. Since he has the power to vote more than 10% of the outstanding stock of the Company, Mr. R. Crosby Kemper's options are for only five years and his option price is 110% of market value. The Stock Option Plan provides for delayed vesting according to the following schedule for options granted prior to 1998: two years from grant of option-- 40%; three years--60%; four years--80%; and four years and eleven months-- 100%. The Option Plan was amended in 1998 so that options granted in that and all future years will be 100% vested after four years and eleven months. If an employee exercises an option and goes to work for a competitor within two years of his or her exercise of that option, the Company has a right to recover the benefits realized at the time of exercise. Both of these features are intended to encourage long term commitments by key officers. Historically, however, the level of options granted by the Company under the Option Plans has been modest. As shown on Table I and II above, the projected benefits received by officers under this plan are relatively low when compared with their salaries and will be matched by benefits realized by all shareholders. They are also relatively low when compared with other companies.

   A Company match to a 401(k) Savings Plan ("Plan") is available to all officers and employees. All officers and employees may, subject to regulations of the Internal Revenue Service, elect to contribute up to 15% of their annual compensation to the Plan. The Company in its discretion may match part of those contributions. The Company has elected to contribute fifty cents for each dollar contributed by an officer or employee. The Company's contribution is limited in that the match can only apply to the first four percent of an employee's annual compensation.

   The Company has no other long-term incentive plan awards, no employment contracts and no change-in-control or "golden parachute" arrangements.

   The Internal Revenue Code was amended effective in 1994 to add Section 162(m), which limits the deduction for federal income tax purposes by publicly held corporations of compensation in excess of $1 million paid to the executive officers listed in the summary compensation table in the corporation's proxy statement unless such compensation is performance based as defined in Section 162(m).

   Although the total compensation paid by the Company to any of the executives named in the Company's summary compensation table is now less than $1 million, the Compensation Committee and the Board have been and will continue to be counseled on the limitations imposed by Section 162(m), and the Compensation

Committee will consider the limitations imposed by Section 162(m) in structuring future compensation for the Company's executives. The Committee cannot make any assurances, however, that it will not authorize the payment of non-deductible compensation. As stated above, the Compensation Committee structures compensation for its executives to be competitive with other financial service providers in the communities served by the Company. The Committee will work to maintain competitive compensation, to the extent feasible, with compensation that is fully deductible. Nonetheless, the limitation on deductibility will have to be weighed against the interests of the Company in attracting and retaining high quality executives.

                           MEMBERS OF THE COMMITTEE

         Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders,
         L. Joshua Sosland, Herman R. Sutherland and John W. Uhlmann.

                               PERFORMANCE GRAPH

   The graph below summarizes the cumulative return experienced by the Company's shareholders, over the years, 1994 through 1998, compared to the S&P 500 Stock Index and the NASDAQ Bank Index. In all cases the return assumes a reinvestment of dividends.

                           UMB FINANCIAL CORPORATION
                           vs Various Stock Indices

           Label              A           B            C
Label                   UMB Financial   S&P 500    NASDQ Bank
-------------------------------------------------------------
  1       12/31/93               1          1            1
  2       12/31/94            0.94       1.01         1.00
  3       12/31/95            1.19       1.39         1.48
  4       12/31/96            1.47       1.71         1.96
  5       12/31/97            2.11       2.29         3.28
  6       12/31/98            1.80       2.94         3.25

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to perform the 1999 audit, which includes: 1) the examination of annual financial statements; 2) review of unaudited quarterly financial information; 3) assistance and consultation in connection with filings with the Securities and Exchange Commission; and 4) consultation on various audit-related accounting matters. Deloitte & Touche LLP has served as the Company's auditors continuously since 1982.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   Shareholder proposals must be received by the Company by November 12, 1999, to be considered for inclusion in the proxy materials of the Company for the 2000 Annual Meeting. The Company requests that such shareholder proposals be sent by certified mail--return receipt requested.

                                 OTHER MATTERS

   The Board of Directors knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors

                                               David D. Miller
                                                  Secretary

March 12, 1999

   A copy of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, will be furnished without charge upon written request directed to: Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

                           UMB FINANCIAL CORPORATION

                                ANNUAL MEETING

                              UMB Bank Auditorium
                             1010 Grand Boulevard
                             Kansas City, Missouri

                           Thursday, April 22, 1999
                                  10:00 a.m.

                               VOTE BY INTERNET

Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1.  Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.umb.com/proxy and follow the instructions on the screen.

    Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, April 21, 1999.

       If you vote by Internet, please do not return your proxy by mail.


                           THANK YOU FOR YOUR VOTE.

--------------------------------------------------------------------------------

                       Cut or tear along perforated edge

PROXY                     UMB FINANCIAL CORPORATION
                  P.O. Box 418226, Kansas City, MO 64141-6226

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                          MEETING ON APRIL 22, 1999.

   The undersigned hereby appoints R. Crosby Kemper and Alexander C. Kemper, or either of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 22, 1999, and any adjournments thereof.

1.  ELECTION OF DIRECTORS IN CLASS II

    (To withhold authority to vote for any individual nominee, strike a line through the nominee's name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

       [ ] FOR all nominees in Class II         [ ] WITHHOLD AUTHORITY
           (except as otherwise indicated)          on all nominees below

     Thomas E. Beal, Richard Harvey, R. Crosby Kemper, Thomas J. McDaniel,
          William J. McKenna, William L. Orschein, Robert W. Plaster,
                    E. Jack Webster, Jr., John E. Williams

2.  ELECTION OF DIRECTORS IN CLASS III

    (To withhold authority to vote for any individual nominee, strike a line through the nominee's name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

       [ ] FOR all nominees in Class III        [ ] WITHHOLD AUTHORITY
           (except as otherwise indicated)          on all nominees below

                       L. Joshua Souland, Dr. Jon Wefald


(TO BE SIGNED ON OTHER SIDE)

  Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1 and 2. Unless authority to vote for any director nominated is withheld, authority to vote for such nominee will be deemed granted.

                                            PLEASE
                                                   -----------------------------
                                             SIGN            Signature

                                             HERE
                                                   -----------------------------
                                                             Signature

                                            Please sign exactly as name appears.
                                            If shares are held jointly, any one
                                            of the joint owners may sign.
                                            Attorneys-in-fact, executors,
                                            administrators, trustees, guardians
                                            or corporation officers should
                                            indicate the capacity in which they
                                            are signing.

                                            PLEASE SIGN, DATE, AND MAIL THIS
                                            PROXY PROMPTLY whether or not you
                                            expect to attend the meeting.

                                            Date                           ,1999
                                                ---------------------------